UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2019

Aptose Biosciences Inc.
(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	001-32001 (Commission File Number)	98-1136802 (I.R.S. Employer Identification No.)

251 Consumers Road, Suite 1105 Toronto, Ontario M2J 4R3 Canada (Address of Principal Executive Offices)		M2J 4R3 (Zip Code)

(647) 479-9828
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	APTO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Certain Officers.
On December 4, 2019, Aptose Biosciences Inc. (the “Company”) appointed Rafael Bejar, M.D., Ph.D. as the Company’s Senior Vice President, Chief Medical Officer, effective January 1, 2020.  In connection with this appointment, the Company and Dr. Bejar entered into an employment agreement on December 4, 2019 (the “Employment Agreement”). Dr. Bejar, age 48, has served as Assistant Professor of Clinical Medicine in the Division of Hematology and Oncology at University of California, San Diego in the Moores Cancer Center from 2012 to the present. Dr. Bejar has authored numerous research articles published in leading journals such as The New England Journal of Medicine, Journal of Clinical Oncology, Blood; has served as an invited speaker and chair at multiple scientific and clinical conferences; and has served in teaching capacities at Brigham and Women’s Hospital in Boston, Massachusetts.

Dr. Bejar’s term of employment commences on January 1, 2020, and will continue for an indefinite period until terminated pursuant to the terms of the employment agreement. During the term of his employment, Dr. Bejar will receive an annual base salary of $400,000 and will be eligible to receive an annual discretionary bonus in an amount up to 40% of his base salary, to be determined at the discretion of the Company’s board of directors in accordance with individual, department and/or Company performance criteria. In the event of Dr. Bejar’s termination of employment by the Company without cause or by Dr. Bejar for "good reason" and subject to his execution and non-revocation of a release of claims, Dr. Bejar will be entitled to a lump sum cash payment equal to his annual base salary at the time of termination, a lump sum cash payment equal to the average of his last three annual bonus payments and payment of monthly COBRA insurance premiums for up to twelve months.

Pursuant to the Employment Agreement and subject to approval by the board of directors, Dr. Bejar will be awarded (i) a stock option grant of 400,000 common shares of the Company at an exercise price equal to the fair market value of the common shares as determined by the board of directors on the date of grant and subject to the Company’s standard four-year vesting schedule. The award will be subject to the terms and conditions of the Company’s Share Option Plan. In addition, during and following termination of his employment, Dr. Bejar is subject to non-solicitation and non-competition covenants and a separate confidentiality agreement under the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in all respects by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

There is no arrangement or understanding between Dr. Bejar and any other person pursuant to which he was selected to serve as an officer of the Company.

Dr. Bejar does not have any family relationships with any of the Company's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Item 8.01   Other Events.
On December 4, 2019, the Company issued a press release relating to the announcement described in Item 5.02.  The release is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01  Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1. Press release, dated December 4, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     December 4, 2019

APTOSE BIOSCIENCES INC.

By: /s/ Gregory K. Chow
Name:	Gregory K. Chow
Title:	Senior Vice President & Chief Financial Officer